UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2023

Hasbro, Inc.
(Exact name of registrant as specified in its charter)

Rhode Island	1-6682		05-0155090
(State or other jurisdiction of incorporation or organization)	(Commission File Number)		(I.R.S. Employer Identification No.)

1027 Newport Avenue	Pawtucket,	Rhode Island	02861
(Address of Principal Executive Offices)			(Zip Code)
Registrant’s telephone number, including area code:   (401) 431-8697

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.50 par value per share	HAS	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.05. Costs Associated With Exit or Disposal Activities.

In October 2022, following a strategic review, Hasbro, Inc. (the “Company” or “Hasbro”) announced an Operational Excellence Program (the “Operational Excellence Program"), an ongoing enterprise-wide initiative intended to improve our business through specialized organizational programs that include targeted cost-savings, supply chain transformation and certain other restructuring actions designed to drive growth and enhance shareholder value. As part of this program, in January 2023, the Company announced the intention to eliminate approximately 1,000 positions from its global workforce, or approximately 15% of global full-time employees (“Initial Actions”).

On December 11, 2023, following a further review of the Company’s cost structure and organizational design, the Company announced additional strategic steps to position the business for future growth, including a revised organizational structure whereby certain corporate functions are anticipated to be supported by a third-party outsourcing provider as well as additional headcount reductions under the Operational Excellence Program. The Company’s organizational structure changes will result in the reallocation of people and resources, which will include voluntary early retirement for certain groups of employees and additional involuntary reductions in employees (“Additional Actions”). The Company currently anticipates that approximately 900 incremental positions will be eliminated as part of the Additional Actions, which are expected to be substantially completed over the next 18 to 24 months.

In connection with the Initial Actions, the Company accrued approximately $94 million of expenses related to severance, stock compensation and employee benefits, and expects to accrue approximately $40 million of incremental severance related expenses in connection with the Additional Actions. The Company expects that the cash payments related to the Additional Actions will begin in the fourth quarter of 2023 and continue through the next 18 to 24 months.

The Additional Actions are expected to deliver gross annual run-rate cost savings of approximately $100 million. As a result, under the Company’s Operational Excellence Program, the Company now expects to deliver gross annual run-rate cost savings of approximately $350 million to $400 million by the end of 2025 which is increased from the previous estimate of $250 million to $300 million. The foregoing amounts are estimates. Actual amounts may vary based on a number of factors, including, but not limited to, the number of employees who are impacted through both the voluntary and involuntary workforce reductions.

Cautionary Note on Forward-Looking Statements

This report contains estimates and forward-looking statements, including statements regarding the anticipated expenses, cost savings, and timing and size of the workforce reduction. These estimates and forward-looking statements are based on the Company’s current expectations and estimates of future events and trends, which affect or may affect the Company’s businesses and operations. Our actual actions or results may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties. Factors that might cause such a difference include but are not limited to: any delays in the implementation of the actions, fluctuations in the number of employees impacted, failure of our outsourcing partner to perform as expected, and other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings. The statements contained herein are based on our current beliefs and expectations. We undertake no obligation to make any revisions to the forward-looking statements contained in this report or to update them to reflect events or circumstances occurring after the date of this report.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1	Email communication to Hasbro employees dated December 11, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HASBRO, INC.

	By:	/s/ Gina Goetter
	Name:	Gina Geotter
	Title:	Executive Vice President and Chief Financial Officer (Duly Authorized Officer and Principal Financial Officer)
Date: December 11, 2023